Exhibit 10.2
SOURCEFIRE, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
Non-employee directors of Sourcefire, Inc., a Delaware corporation (the “Company”) shall be entitled to the compensation set forth below for their service as a member of the Board of Directors (the “Board”) of the Company. This policy supersedes all prior policies or provisions of any equity plans concerning compensation of the Company’s non-employee directors, except that any prior equity awards previously granted to a director remain valid. Unless otherwise defined herein, capitalized terms shall have the meaning as provided in the Company’s 2007 Stock Incentive Plan.
Cash Compensation
Annual Cash Retainer for Board Service
Effective May 15, 2008, each non-employee director shall be entitled to an annual cash retainer in the amount of $15,000 (the “Annual Retainer”). The Company shall pay the Annual Retainer on an annual pro-rated basis, paid on the first business day following the Company’s annual meeting of stockholders, subject to the non-employee director’s continued service to the Company as a non-employee director on such date.
Annual Cash Retainer for Chairman of the Board Service
Commencing May 15, 2008, a non-employee director who serves as the chairman (“Chairman”) of the Board shall be entitled to an annual cash retainer in the amount of $7,500 (the “Chairman of the Board Retainer”). The Company shall pay the Chairman of the Board Retainer on an annual pro-rated basis, paid on the first business day following the Company’s annual meeting of stockholders, subject to the non-employee director’s continued service to the Company as Chairman of the Board.
Board Committee Chairman Cash Retainer
Commencing May 15, 2008, a non-employee director who serves as the chairman of the Audit, Compensation or Nominating and Governance committee of the Board (each a “Committee”) shall be entitled to a supplemental annual cash retainer in the amounts as follows: (i) the chairman of the Audit Committee to receive an annual cash retainer of $10,000, (ii) the chairman of the Compensation Committee to receive an annual cash retainer of $5,000, and (iii) the chairman of the Nominating and Governance Committee to receive an annual cash retainer of $4,000 (each, a “Committee Chairman Retainer”). The Company shall pay the Committee Chairman Retainer on an annual pro-rated basis, subject to the non-employee director’s continued service to the Company as chair of such Committee through the Company’s next annual meeting of stockholders.

Board Meeting Attendance Fees
Commencing May 15, 2008, a non-employee director who attends a Board meeting in-person will be entitled to a fee in the amount of $1,500 (“In-Person Board Meeting Fee”) for each meeting attended. The Company shall pay the In-Person Board Meeting Fee on a quarterly basis in arrears.
Commencing May 15, 2008, a non-employee director who attends a Board meeting via teleconference will be entitled to a fee in the amount of $750 (“Teleconference Board Meeting Fee”) for each meeting attended. The Company shall pay the Teleconference Board Meeting Fee on a quarterly basis in arrears.
Board Committee Meeting Attendance Fees
Commencing May 15, 2008, a non-employee director who attends a Committee meeting in-person will be entitled to a fee in the amount of $1,000 (“In-Person Committee Meeting Fee”) for each meeting attended. The Company shall pay the In-Person Committee Meeting Fee on a quarterly basis in arrears.
Commencing May 15, 2008, a non-employee director who attends a Committee meeting via teleconference will be entitled to a fee in the amount of $500 (“Teleconference Committee Meeting Fee”) for each meeting attended. The Company shall pay the Teleconference Committee Meeting Fee on a quarterly basis in arrears.
Equity Compensation
Initial Equity Award for New Directors
For new non-employee directors appointed or elected after February 27, 2008, on the date a new director becomes a member of the Board, each non-employee director shall automatically receive a restricted stock award (an “Initial Award”) in an amount of shares of Company common stock equal to $160,000 divided by the Fair Market Value of the Company’s common stock on the date of grant, subject to the execution of a restricted stock award agreement and the payment of a purchase price equal to $0.001 per share. The Initial Award is subject to vesting over a period of three (3) years in equal annual installments commencing on the one (1) year anniversary of the date of grant, subject to the non-employee director’s continued service to the Company through the vesting dates. An employee director who ceases to be an employee, but who remains a director, will not receive an Initial Award.
Annual Equity Award for Continuing Board Members
Commencing with the 2008 Annual Meeting of Stockholders, upon the adjournment of the Annual Meeting of the Company’s stockholders each continuing non-employee director shall automatically receive a restricted stock award (an “Annual Award”) in an amount of shares of Company common stock equal to $80,000 divided by the Fair

Market Value of the Company’s common stock on the date of grant, subject to the execution of a restricted stock award agreement and the payment of a purchase price equal to $0.001 per share; provided, however, that no Annual Award shall be granted to a non-employee director within 365 days of the date of grant of such director’s Initial Award; and provided, further, that following the one (1) year anniversary of the date of grant of such director’s Initial Award, any Annual Award granted prior to the next Annual Meeting of Stockholders shall be reduced on a pro rata basis to reflect that less than one (1) year of service is expected of the director for the then-current year until the next Annual Meeting of Stockholders.
Each Annual Award for continuing Board members shall vest in full on the earlier of (i) the one year anniversary of the date of grant or (ii) the date immediately preceding the date of the Annual Meeting of the Company’s stockholders for the year following the year of grant for the award, subject to the non-employee director’s continued service to the Company through the vesting date.
Annual Equity Award for Continuing Chairman of the Board
Commencing with the 2008 Annual Meeting of Stockholders, upon the adjournment of the Annual Meeting of the Company’s stockholders a continuing Chairman of the Board shall automatically receive a restricted stock award (an “Annual Award”) in an amount of shares of Company common stock equal to $15,000 divided by the Fair Market Value of the Company’s common stock on the date of grant, subject to the execution of a restricted stock award agreement and the payment of a purchase price equal to $0.001 per share. The Annual Award for a continuing Chairman of the Board shall vest in full on the earlier of (i) the one year anniversary of the date of grant or (ii) the date immediately preceding the date of the Annual Meeting of the Company’s stockholders for the year following the year of grant for the award, subject to the non-employee director’s continued service to the Company through the vesting date.
Provisions Applicable to All Non-Employee Director Equity Compensation Grants
All grants made pursuant to this Non-Employee Director Compensation Policy shall be subject to the terms and conditions of the Company’s 2007 Stock Incentive Plan, or any other equity compensation plan approved by the Company’s shareholders, and the terms of the restricted stock agreement or option agreement issued thereunder. In the event of a Corporate Transaction or Change in Control (as such terms are defined in the 2007 Stock Incentive Plan), one hundred percent (100%) of the Shares granted pursuant to this Non-Employee Director Compensation Policy then outstanding shall become fully vested immediately prior to the effective date of such Corporate Transaction or Change of Control.
Expense Reimbursement
All non-employee directors shall be entitled to reimbursement from the Company for their reasonable travel (including airfare and ground transportation), lodging and meal expenses incident to meetings of the Board or committees thereof or in connection with other Board related business in accordance with the Company’s corporate policies. The Company shall also reimburse directors for attendance at director continuing education programs that are relevant to their service on the Board and which attendance is pre-approved by the chairman of the Nominating and Governance Committee or the Chairman of the Board. The Company shall make reimbursement to a non-employee director within a reasonable amount of time following submission by the non-employee director of reasonable written substantiation for the expenses.
Miscellaneous
In the event of any inconsistency between the terms of this Non-Employee Director Compensation Policy and the terms of the Company’s 2002 Stock Incentive Plan or the 2007 Stock Incentive Plan under which Shares may be purchased under an award granted thereunder, the terms of the respective 2002 Stock Incentive Plan or 2007 Stock Incentive Plan shall govern.
In the event of any inconsistency between the terms of this Non-Employee Director Compensation Policy and the terms of any restricted stock purchase agreement under which Shares which may be purchased, the terms of that restricted stock purchase agreement shall govern.
In the event of any inconsistency between the terms of the 2002 Stock Incentive Plan or the 2007 Stock Incentive Plan under which Shares may be purchased under any award granted thereunder and the terms of any option or restricted stock purchase agreement under which such Shares granted thereunder may be purchased, the terms of the respective 2002 Stock Incentive Plan or the 2007 Stock Incentive Plan under which the Shares were granted shall govern.
This Non-Employee Director Compensation Policy may be amended, altered or terminated at the election of the Board in its absolute discretion, provided that no amendment, alteration or termination of this Non-Employee Director Compensation Policy shall have retroactive affect or impair the rights of any non-employee director under any award theretofore granted to that director.
Initially Adopted: May 15, 2008
Last Revised: May 15, 2008

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